EXHIBIT 99.1

America's Car-Mart Reports Loss per Share of ($.06) on Revenues of $133 Million (Results Reflect a $3 Million, or $.34 per Diluted Share, Non-Cash After-Tax Charge Resulting From an Increase to the Allowance for Credit Losses)

BENTONVILLE, Ark., Nov. 19, 2015 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the second quarter of fiscal 2016.

Highlights of second quarter operating results:

  Net loss of $0.5 million – ($.06) per share (earnings of $.29 per diluted share excluding a $3 million non-cash after-tax charge resulting from an increase to the allowance for credit losses) vs. $.83 per diluted share for prior year quarter
  Revenues of $133 million compared to $134 million for the prior year quarter with same store revenue decrease of 3.4%
  Retail unit sales decrease of 10% to 10,881 from 12,084 for the prior year quarter with decreased productivity at 25.3 retail units sold per store per month, down from 29.6 for the prior year quarter
  Average retail sales price increased $757 to $10,247 or 8% from the prior year quarter (increased $282 or 2.8% sequentially)
  Gross profit margin percentage decreased to 39.2% from 42.9% for the prior year quarter due primarily to higher repair costs and higher wholesale volumes and losses
  Collections as a percentage of average finance receivables decreased to 13.7% from 14.1% for the prior year quarter as the weighted average contract term increased to 30.6 months
  Net Charge-offs as a percent of average finance receivables of 7.8%, up from 7.0% for prior year quarter
  Accounts over 30 days past due decreased to 3.5% from 4.4% at October 31, 2014
  Average percentage of finance receivables current improved to 82.5% from 80.5%
  Provision for credit losses of 32.4% of sales (28.3% excluding increase to allowance for credit losses) vs. 26.3% for prior year quarter
  Selling, general and administrative expenses at 18.9% of sales vs. 17.3% for prior year quarter
  Opened three new dealerships during the quarter and one after October 31 - dealership count now at 146
  Active accounts base approximately 65,300
  Debt to equity of 45.3% and debt to finance receivables of 24.4% (down from 24.6% at July 31, 2015 and April 30, 2015)
  Allowance for credit losses at 25% of finance receivables, net of deferred revenue at October 31, 2015 (up from 23.8% at July 31, 2015)

Highlights of six month operating results:

  Net income of $4.1 million - $.46 per diluted share (earnings of $.81 per diluted share excluding a $3 million non-cash after-tax charge resulting from an increase to the allowance for credit losses)  vs. $1.62 per diluted share for prior year period
  Revenues of $276 million compared to $261 million for the prior year period with same store revenue increase of 2.4%
  Retail unit sales decrease of 1.9% to 23,125 from 23,566 for the prior year period with productivity at 27.0 retail units sold per store per month, down from 28.9 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 15.6%, up from 13.4% for prior year period
  Provision for credit losses of 29.9% of sales (28% excluding increase to allowance for credit losses) vs. 25.4% for prior year period
  Strong cash flows supporting the increase in revenues, the $10.3 million increase in finance receivables, $2.9 million in net capital expenditures and the $4.0 million in common stock repurchases (89,658 shares) with a $1.7 million increase in total debt

"The quarter started out relatively solid as we had a decent August even though credit losses were continuing to be higher than expected, based on the lower delinquency levels, and we were working through some inventory issues. Sales softened in September and October, which can be attributed in part to the fact that we instituted some additional underwriting reviews and made adjustments and improvements to inventory that we believed were necessary for the longer term. Operational inconsistencies among dealerships continue to negatively affect results, as significant time, effort and expense during the quarter were directed at improving inventory management. Some of that effort, unfortunately, was at the expense of sales volumes," said William H. ("Hank") Henderson, President and Chief Executive Office of America's Car-Mart, Inc. (the "Company"). "The competitive landscape remains intense, and we have to get much better and more consistent operationally. If we are to earn the repeat business of our customers, we have to ensure we are putting them in the very best vehicles at the very best price. Credit losses for the quarter were certainly higher than anticipated and relate in part to the quality of our inventory as well as the competitive environment. We believe that we can positively affect losses by improving the quality of our vehicles and also continue to be proactive with our customers in working with them when they encounter challenges financially."

"While the quarter was not where we would have liked for it to be, we are committed to our mission of earning the repeat business of our customers by providing quality vehicles, affordable payment terms, and excellent service," added Mr. Henderson. "We believe that communities benefit when they have a Car-Mart, and we will continue to look to grow our footprint. Our first order of business at this time, however, is to address our current operational challenges. Our inventory continues to improve, and we expect sales volumes to pick back up as we move forward."

"As we have discussed in recent quarters, we have spent several years now investing heavily in creating an infrastructure that will support a larger customer base and give us an advantage over the competition in providing a superior service to our customers. We are at a point where these investments are in place and functioning well," said Jeff Williams, Chief Financial Officer of America's Car-Mart, Inc. "The infrastructure investments we have made will pay off as we buy good vehicles at good prices, sell them to good hard-working people who have the desire and the ability to pay, and then provide outstanding service after the sale, which is so important to our customer base. Our cash on cash returns are attractive, and we must ensure that we improve sales productivity and lot level execution consistently across our dealerships. We are committed to making that happen."

"Our debt to equity ratio is 45.3% and our debt to receivable ratio is 24.4%, down from 24.6% at the two previous quarter ends. We re-purchased 43,658 shares for $1.7 million for an average cost of $38.43 during the quarter, and since February 10, 2010, we have repurchased 3.8 million shares, or 32% of our Company, for $125 million at an average cost of $33.24," added Mr. Williams. "As always, we are focused on cash flows and growing value over the long-term. Since April 30, 2015, we have repurchased $4 million in common stock, incurred $2.9 million in capital expenditures and grown finance receivables by $10.3 million with only a $1.7 million increase in debt. We actually paid down $1 million in debt during the second quarter."

Conference Call

Management will be holding a conference call on Friday, November 20, 2015 at 11:00 a.m. Eastern Time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #76319041.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 146 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock; and
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc. Consolidated Results of Operations (Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2015	Three Months Ended
	October 31,		vs.	October 31,
	2015	2014	2014	2015	2014
Operating Data:
Retail units sold	10,881	12,084	(10.0)%
Average number of stores in operation	144	136	5.5
Average retail units sold per store per month	25.3	29.6	(14.5)
Average retail sales price	$ 10,247	$ 9,490	8.0
Same store revenue growth	(3.4)%	5.4%
Net charge-offs as a percent of average finance receivables	7.8%	7.0%
Collections as a percent of average finance receivables	13.7%	14.1%
Average percentage of finance receivables-current (excl. 1-2 day)	82.5%	80.5%
Average down-payment percentage	6.4%	6.7%

Period End Data:
Stores open	145	136	6.6%
Accounts over 30 days past due	3.5%	4.4%
Finance receivables, gross	$ 427,663	$ 411,500	3.9%

Operating Statement:
Revenues:
Sales	$ 117,670	$ 119,435	(1.5)%	100.0%	100.0%
Interest income	15,334	14,399	6.5	13.0	12.1
Total	133,004	133,834	(0.6)	113.0	112.1

Costs and expenses:
Cost of sales	71,596	68,156	5.0	60.8	57.1
Selling, general and administrative	22,239	20,655	7.7	18.9	17.3
Provision for credit losses	38,094	31,371	21.4	32.4	26.3
Interest expense	792	721	9.8	0.7	0.6
Depreciation and amortization	1,038	929	11.7	0.9	0.8
Loss on disposal of property and equipment	19	20	(5.0)	0	0
Total	133,778	121,852	9.8	113.7	102.0

Income before taxes	(774)	11,982		(0.7)	10.0

Provision for income taxes	(289)	4,463		(0.2)	3.7

Net income	$ (485)	$ 7,519		(0.4)	6.3

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ (495)	$ 7,509

Earnings per share:
Basic	$ (0.06)	$ 0.87
Diluted	$ (0.06)	$ 0.83

Weighted average number of shares used in calculation:
Basic	8,471,918	8,604,003
Diluted	8,471,918	9,022,437

America's Car-Mart, Inc. Consolidated Results of Operations (Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2015	Six Months Ended
	October 31,		vs.	October 31,
	2015	2014	2014	2015	2014
Operating Data:
Retail units sold	23,125	23,566	(1.9)%
Average number of stores in operation	143	136	5.1
Average retail units sold per store per month	27.0	28.9	(6.6)
Average retail sales price	$ 10,098	$ 9,477	6.6
Same store revenue growth	2.4%	1.7%
Net charge-offs as a percent of average finance receivables	15.6%	13.4%
Collections as a percent of average finance receivables	27.7%	28.2%
Average percentage of finance receivables-current (excl. 1-2 day)	81.8%	81.0%
Average down-payment percentage	6.5%	6.8%

Period End Data:
Stores open	145	136	6.6%
Accounts over 30 days past due	3.5%	4.4%
Finance receivables, gross	$ 427,663	$ 411,500	3.9%

Operating Statement:
Revenues:
Sales	$ 245,265	$ 232,894	5.3%	100.0%	100.0%
Interest income	30,428	28,316	7.5	12.4	12.2
Total	275,693	261,210	5.5	112.4	112.2

Costs and expenses:
Cost of sales	146,682	133,627	9.8	59.8	57.4
Selling, general and administrative	45,363	41,475	9.4	18.5	17.8
Provision for credit losses	73,439	59,247	24.0	29.9	25.4
Interest expense	1,552	1,396	11.2	0.6	0.6
Depreciation and amortization	2,048	1,847	10.9	0.8	0.8
Loss on disposal of property and equipment	19	20	(5.0)	--	--
Total	269,103	237,612	13.3	109.7	102.0

Income before taxes	6,590	23,598		2.7	10.1

Provision for income taxes	2,458	8,819		1.0	3.8

Net income	$ 4,132	$ 14,779		1.7	6.3

Dividends on subsidiary preferred stock	$ (20)	$ (20)

Net income attributable to common shareholders	$ 4,112	$ 14,759

Earnings per share:
Basic	$ 0.48	$ 1.70
Diluted	$ 0.46	$ 1.62

Weighted average number of shares outstanding:
Basic	8,492,679	8,660,173
Diluted	8,853,621	9,082,750

America's Car-Mart, Inc. Consolidated Balance Sheet and Other Data (Dollars in Thousands)

	October 31,	April 30,
	2015	2015

Cash and cash equivalents	$ 1,386	$ 790
Finance receivables, net	$ 327,229	$ 324,144
Inventory	$ 34,253	$ 34,267
Total assets	$ 403,414	$ 400,361
Total debt	$ 104,424	$ 102,685
Treasury stock	$ 131,310	$ 127,321
Stockholders' equity	$ 230,709	$ 229,132
Shares outstanding	8,458,966	8,529,223

Finance receivables:
Principal balance	$ 427,663	$ 417,368
Deferred revenue - payment protection plan	(16,061)	(15,652)
Deferred revenue - service contract	(9,865)	(9,584)
Allowance for credit losses	(100,434)	(93,224)

Finance receivables, net of allowance and deferred revenue	$ 301,303	$ 298,908

Allowance as % of principal balance net of deferred revenue	25.0%	23.8%

Changes in allowance for credit losses:
	Six Months
	Ended October 31,
	2015	2014
Balance at beginning of period	$ 93,224	$ 86,033
Provision for credit losses	73,439	59,247
Charge-offs, net of collateral recovered	(66,229)	(52,820)
Balance at end of period	$ 100,434	$ 92,460
CONTACT: William H. ("Hank") Henderson, CEO
         at (479) 464-9944
         or
         Jeffrey A. Williams, CFO
         at (479) 418-8021